Exhibit 10.12
Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
THIRD AMENDED AND RESTATED OEM SUPPLY AGREEMENT
     THIS THIRD AMENDED AND RESTATED OEM SUPPLY AGREEMENT (the “Agreement “ or “Third Amended and Restated Agreement”) is entered into by and between MedQuist Inc., a New Jersey corporation (“MedQuist”), and Nuance Communications, Inc. (hereinafter “Nuance”), a successor in interest to Philips Speech Recognition Systems GmbH “PSP”), and made effective as of November 10, 2009 (the “Third Amended and Restated Agreement Effective Date”), amending and restating that certain Amendment 1 to Second Amended and Restated OEM Supply Agreement dated December 31, 2008, and Second Amended and Restated OEM Supply Agreement made effective as of October 1, 2008 (“Second Amended and Restated Agreement Effective Date”), which amended and restated the Amended and Restated OEM Supply Agreement made and entered into as of the 21st day of September, 2007 (“Amended and Restated Agreement Effective Date”), which amended and restated that certain OEM Supply Agreement made and entered into as of the 23rd day of September, 2004 (the “Original Effective Date”), by and between PSP and MedQuist.
     MedQuist and Nuance hereinafter also collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
     WHEREAS, MedQuist and PSP entered into that certain OEM Supply Agreement (the “Original Agreement”) as of the Original Effective Date;
     WHEREAS, MedQuist and PSP entered into that certain Amended and Restated OEM Supply Agreement as of the Amended and Restated Agreement Effective Date;
     WHEREAS, MedQuist and PSP entered into that certain Second Amended and Restated OEM Supply Agreement as of the Second Amended and Restated Agreement Effective Date as amended by Amendment 1 to Second Amended and Restated OEM Supply Agreement;
     WHEREAS, Nuance, as successor in interest to PSP is assigned the rights and obligations of the Second Amended and Restated Agreement as amended by Amendment 1 to Second Amended and Restated OEM Supply Agreement;
     WHEREAS, the Nuance and MedQuist desire to amend and restate the Second Amended and Restated OEM Supply Agreement to extend and clarify certain matters as set forth herein.
     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually agreed and covenanted by and between the parties to this Agreement, as follows:
1.	Definitions.
     1.1 “Documentation” means user manuals, training materials, product descriptions, product specifications, technical manuals, license agreements, supporting materials, and like information related to the Products, which Documentation may be distributed in print, electronic, video, or other formats.

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     1.2 “End User” means the final retail purchasers or MedQuist licensees at the sites where the Products are installed.
     1.3 “Products” means, individually or collectively as appropriate, the Software, Documentation, developed products and hardware, supplies, accessories, and other commodities related to any of the foregoing, provided or to be provided by Nuance pursuant to this Agreement, as described in Schedule B attached to this Agreement, as modified from time to time.
     1.4 “Affiliate” shall mean any corporation, limited liability company, partnership or other legal entity, present or future, which is owned or controlled or owns or controls or is under common control with, directly or indirectly, a Party to this Agreement, as the case may be, as long as such ownership or control exists and where control means ownership or control of more than fifty percent (50%) of voting stock in the case of a stock-issuing entity, or more than fifty percent (50%) of voting control of a non-stock-issuing entity.
     1.5 “Software” means certain computer programs and software (collectively, the “Programs”), which Programs may incorporate certain third-party software products provided or to be provided by Nuance pursuant to this Agreement.
     1.6 “Source Code” means the underlying instructions for a computer written in programming languages, including all embedded comments, as well as procedural code such as job control language statements, in a form readable by human beings when displayed on a monitor or printed on paper, etc. and that must be translated (using off-the-shelf commercially available software compilers, linkers and assemblers or other items delivered with such code or reasonably available including documentation) into a form that is directly executable by a computer by a process generally known as compiling or assembly, along with any related documentation, including annotations, flow charts, schematics, statements of principles of operations, software summaries, software design, program logic, program listings, functional specifications, logical models and architecture standards, describing the data flows, data structures, and control logic of the software. For purposes of this Agreement, mere access to the Source Code in the Nuance online controlled environment is not a sufficient provision or transfer of Source Code hereunder.
     1.7 “Intellectual Property Rights” shall mean any and all patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to information, semiconductor IC topography rights and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing.
2.	Grant of License, Co-ownership and Territorial restrictions
     2.1 Source Code. Nuance agrees that, during the Term of this Agreement, for any new Version of the Product developed pursuant to an SMA, (other than Nuance Modifications as per Section 15) it shall deliver to MedQuist the Source Code and related documents, at the time of delivery.
     2.2 Subject to the terms of this Agreement and notwithstanding the Parties’ co-ownership rights under Sections 15 and 17, Nuance and MedQuist agree as follows: (i)

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MedQuist’s exclusive territory for offering for sale, licensing, selling, delivering and servicing the Products, and for authorizing others to do so, directly and through one or more tiers of distributors, dealers, and resellers (collectively, the “Dealers”), shall be within the territory set forth on Schedule A to this Agreement (“Territory”); provided further that such rights are nonexclusive for the specified nonexclusive Territory on Schedule A.
     2.3 Nuance reserves all rights related to the Products that Nuance does not expressly grant MedQuist in this Agreement. Outside MedQuist’s exclusive Territory, Nuance may offer for sale, sell, license, deliver, and service the Products, and may authorize others to offer for sale, sell, license, deliver, and service the Products, without providing any rights or compensation to MedQuist. During and after the Term, inside MedQuist’s exclusive Territory, Nuance and any Affiliate: (i) may not offer for sale, sell, license, deliver or service the Products; or (ii) authorize others to offer for sale, sell, license, deliver, or service the Products.
     2.4 MedQuist is authorized to appoint Dealers within the Territory defined in Schedule A to offer for sale, sell, sublicense, deliver, and service the Products at its discretion and without approval from Nuance. During the Term, MedQuist will give Nuance written notice of the identity of any Dealer that MedQuist intends to appoint in the non-exclusive Territory. MedQuist will ensure that all Dealers appointed by MedQuist are sufficiently trained and competent to sell and support the Product in their respective territories.
3.	Term.
3.1 Term. Unless earlier terminated pursuant to Section 20, this Agreement shall, when signed by duly authorized representatives of both parties, remain valid as follows:
3.1.1 This Agreement shall become effective on the Effective Date and continue until June 30, 2015 (the “Initial Term”).
3.1.2 Following the Initial Term, and subject to Section 3.1.3 and 3.1.4, the Agreement may be renewed, for two (2) successive terms of five (5) years each (each a “Renewal Term”). To renew the Agreement for each Renewal Term, MedQuist at its sole option must indicate its intent to renew the Agreement by providing a written notice to Nuance, to be provided no less than six (6) months prior to the end of the then-current Initial Term or Renewal Term (each a “Notice Period”).
3.1.3 The parties agree that the same terms and conditions of this Agreement in effect at the end of the then-current Initial Term or Renewal Term, will apply upon a renewal of this Agreement as provided herein, except for the prices and Fees, as per Schedule C, which new pricing or Fees must be determined and agreed to in writing by the parties, based upon Nuance’s standard market prices or Fees, in effect at the end of the then-current Initial Term or Renewal Term.
3.1.4 The parties shall negotiate new pricing upon receipt of MedQuist’s written notice by Nuance pursuant to Section 3.1.2. In the event that within thirty (30) days following MedQuist providing Nuance with written notice of MedQuist’s intent to renew pursuant to Section 3.1.2, (i) Nuance does not respond to such notice from MedQuist, or (ii) the parties are unable to agree in writing to new pricing as per Section 3.1.3 for the proposed Renewal

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Term, the Agreement will terminate on the date that is two (2) years from the end of the then current Initial Term, or Renewal Term (the “Termination Period”). During the Termination Period, all terms and conditions of this Agreement in effect at the end of the then-current Initial Term or Renewal Term, will continue to apply.
4.	Fees.
     4.1 Product Co-Ownership Fee. In consideration of Nuance’s grant of co-ownership of the Products in accordance with the terms of this Agreement, Nuance agrees and acknowledges that MedQuist has paid Nuance a Product co-ownership fee in cash in the amount of ******* (the “Product Co-Ownership Fee”), as follows: 100% on the date Nuance delivered a duly-executed original of the Amended and Restated OEM Supply Agreement and a copy of the Source Code of the Products to MedQuist. All Products have been delivered by Nuance.
          4.1.1 Prices. During the Term, MedQuist will pay Nuance, in further consideration of Nuance’s grant of co-ownership rights of the Products in accordance with the terms of this Agreement, the Revenue Share Fees set forth on Schedule C.
     4.2 Payment Terms. During the Term, MedQuist will pay Nuance Prices set forth on Schedule C to this Agreement, on a calendar monthly basis, ******* from the end of each such calendar month. The foregoing does not alter the reporting requirement of Section 6.2.
4.3	Software Maintenance Fee.
          4.3.1 During the Term, MedQuist will use reasonable commercial efforts to sell its End Users a software maintenance agreement (an “SMA”). Such SMA will provide that the subscribing End User will obtain, directly from MedQuist:
               4.3.1.1 Software Releases. As used in this Agreement, “Software Release” means a new Version of the Products delivered to MedQuist for internal or external user testing or commercial availability. For the purposes of this Agreement “Version” or “Versions” is used to refer to Product Patch Releases, and Point Releases, that may include bug fixes, updates, and upgrade versions that may be generally released by Nuance, if and when available, as a part of a SMA. Software Releases are typically numbered sequentially (e.g., Release 4.x, Release 6.x).
               4.3.1.2 Patch Releases. As used in this Agreement, “Patch Release” means a change Nuance makes to a Software Release, which is an internal change designed to correct minor anomalies or defects in the Software (colloquially referred to as “bugs”), or otherwise to provide minor improvements to performance without changing the Software’s basic design, structure, or functionality. Patch Releases are typically numbered to signify modifications to a version of Software Release (e.g., Version 4.1.05, Version 4.1.06).
               4.3.1.3 Point Releases. As used in this Agreement, “Point Release” means a modification or enhancement ( referred to as an “Upgrade”) to a Software Release that: (i) enables the Software Release to perform new or different functions; (ii) increases the capability of the Software; or (iii) enables the Software to function on new or different hardware or in a new or different software environment without changing its basic design, structure or functionality. Point Releases are typically numbered as versions of a Software Release (e.g., Version 4.1, Version 4.2, etc.).

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               4.3.1.4 Technical Support which includes the following:
MedQuist is responsible for providing First and Second Level Support to its End-Users. “First and Second Level Support” shall mean basic help-desk functions typically including initial call handling, call logging, assignment of call priority, queue placement, initial problem diagnostic services for identifying problems and generic application faults, analysis, and where possible, problem resolution, detailed product problem analysis (including any problem duplication), detailed problem diagnostic services for identifying complex problems and application faults, application of any service releases or end-user-specific fixes and interface.
MedQuist Obligations
MedQuist shall be responsible for providing First and Second Level Support to the End-Users as follows:
To receive Patch Releases as they become available during the SMA term and deploy for its End-Users;
To comply with Nuance’s procedures for Problem reporting from time to time;
To reproduce the Problem where possible, on their own test system in order to identify the Problem; and to provide all reasonably necessary test material and log files to make it possible to reproduce the Problem on Nuance’s site, such as sound-files and image of the installed software. MedQuist will cooperate with Nuance in order to reproduce (duplicate) the Problem, to report to Nuance how to reproduce the Problem and to help indicate that the Problem is located in the Product.
To test Patch Releases and, once satisfied, or if alternative solutions or workarounds to the Problem have been identified report that back to Nuance hotline that the Problem is really solved
In order to facilitate the above Support, MedQuist will be permitted to use Nuance’s hotline service for problem reporting.
For purposes of this Agreement, “Problem” means a material failure of the Product to conform to the specifications set forth in the Documentation, resulting in the inability to use, or restriction in the use of, the Product.
Nuance Obligations
Third Level Support is included in the SMA fees. Nuance shall be responsible for Third Level Support with the following responsibilities:
Technical Support Hours, Monday – Friday, from 9.00 A.M. to 5.00 P.M. CET, excluding public holidays.
Time and Material “overtime rates” available at the current prevailing hourly billable rates.

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Supply to MedQuist Third Level Support services during Nuance’s normal business hours which include correction of errors found by MedQuist in a supported release of the Product (a) installed at any End-User’s testing area or at a pilot site or sites; or (b) installed by End-Users;
          4.3.2 SMA contracts MedQuist sells will begin upon date of the license by MedQuist to its End User, and will be renewable on an annual basis. SMA’s with respect to End User licenses shall be purchased for all copies of the Software licensed to such End User. In the event that MedQuist allows an End User to terminate or cancel an SMA before the end of the term of such SMA, MedQuist will provide notice of such termination to Nuance, and Nuance will refund to MedQuist the pro-rata portion of fees paid to Nuance for such SMA within thirty (30) days after MedQuist provides such notice.
          4.3.3 For each SMA contract that MedQuist sells, it will pay Nuance the following sums ******* after the reporting date for the Prices are due per Section 6.3:
               4.3.3.1 For sums owed for the period beginning July 1, 2006, through the remainder of the Term of this Agreement: maintenance fees (the “Maintenance Fees”) equal to ******* . MedQuist’s obligation to pay the Maintenance Fees shall cease upon the earlier of: (i) the end of the Term; or (ii) MedQuist’s termination of Nuance’s maintenance and support obligations hereunder pursuant to Section 4.3.5.
          4.3.4 All sums owed set forth in Section 4.3.3 of this Agreement: (i) will be calculated based on the Prices and without regard to any discounts available to MedQuist; and (ii) will be amortized on a straight-line basis for each month over the term of the SMA.
          4.3.5 Nuance will provide the services to maintain the current code base of the Products, as per Section 4.3 until the earlier of: (i) ******* ; or (ii) MedQuist’s termination of Nuance’s maintenance and support obligations hereunder via thirty (30) days advance written notice to Nuance. Nuance maintenance obligation above includes supporting any code related to MedQuist integrations of the Products to PACS, RIS and HIS vendors, delivered under this Agreement by Nuance as a part of Additional Consulting Services and made a part of the Product.
     4.4 Additional Consulting Services. During the Term, Nuance will provide to MedQuist, upon MedQuist’s request from time to time, additional consulting/development/training services (using the hourly rates set forth in SCHEDULE C) (“Additional Consulting Services”) subject to the mutual agreement of Nuance and MedQuist.
5.	Order Placement.
     5.1 Upon MedQuist’s request, Nuance will provide MedQuist with the Products as described in this Agreement, including without limitation the accompanying Schedules.
     5.2 Nuance delivered to MedQuist a “gold master” of the then-current Version of the Software: (i) within seven (7) days after the execution and delivery of the Amended and Restated OEM Supply Agreement; and (ii) Nuance will deliver a “gold master” of the then-current Version of the Software promptly on the commercial availability of each Software Release. Software MedQuist distributes under this Agreement will be copies of the gold master Nuance most

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recently furnished to MedQuist pursuant to this Agreement or, as determined by MedQuist, such other subsequent Versions created by MedQuist following the transfer set forth in Section
6.	Payment.
     6.1 MedQuist will pay such sums owed free and clear of, and without offset or deduction for, any and all state and local use, sales, property, and similar taxes, levied or assessed on or in respect of such payments (other than any tax measured by or attributable to MedQuist’s gross or net income), as and when the same are due.
     6.2 By thirty (30) days after the end of each calendar month, MedQuist will furnish to Nuance a written statement showing, in such detail as Nuance may reasonably request, the quantities of Products actually sold and delivered (including Software), during the immediately-preceding month.
     6.3 MedQuist will, throughout the Term of this Agreement and for one (1) year following the expiration or termination of this Agreement, maintain a full and accurate record of the number of copies of the Products actually sold and delivered (including Software) in such detail as may enable Nuance to verify the amount of Prices due under this Agreement. So as to permit verification, MedQuist will permit Nuance to examine such records on reasonable advance written notice, during normal business hours at MedQuist’s offices at reasonable intervals no more frequently than two (2) times per calendar year. Nuance will bear all costs and expenses for such an examination, except in those cases in which the examining accountant ascertains a discrepancy of more than five percent (5%) during the audited period to the disadvantage of Nuance between payments actually made and payments due, in which event MedQuist will reimburse Nuance all reasonable costs and expenses for such audit.
     6.4 Nuance reserves the right to charge an interest rate of the lesser of: (i) eight percent (8%) per annum; or (ii) the maximum amount permitted by applicable law, on past-due sums MedQuist owes under this Agreement.
7.	Development Services.
     7.1 Nuance delivered a beta ready version of version 1.2 “Lite” Software to MedQuist for internal and external user testing on or before ******* , including a full copy of the Source Code thereto (“Beta Deliverable”). Nuance delivered a commercial version 1.2 “Lite” Software to MedQuist on or before ******* , including a full copy of the Source Code thereto (“Commercial Deliverable”). This enabled MedQuist to showcase a new version of the Software at ******* and to make the version commercially available by no later than *******.
8. Limited Warranty.
     8.1 Nuance warrants that, for a period of ninety (90) days after the delivery date (the “Warranty Period”), the Software will perform in all material respects in accordance with the Documentation accompanying the Software. If any copy of the Software is found not to perform materially in accordance with the Documentation, Nuance will correct such error or malfunction or (at Nuance’s sole option) replace such Software free of charge as soon as is reasonably practicable, provided that: (i) the Software has been used in accordance with instructions for use; (ii) no alteration, modification or addition has been made to the Software without Nuance’s prior

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written consent; and (iii) Nuance has been promptly notified of the alleged non-conformity within the Warranty Period specified.
     8.2 MedQuist will send each claim of MedQuist under this warranty to Nuance in accordance with the notice provisions of this Agreement. Each such claim will state generally the nature of the alleged non-conformity. If Nuance determines in its sole discretion to repair the Software (or such portion of it as is giving rise to the non-conformity), MedQuist will afford Nuance a reasonable time in which to do so. Any Software so repaired or replaced will be warranted for such period of time as is remaining in the original Warranty Period.
     8.3 This Limited Warranty is subject to the terms of Section 12 below. This Limited Warranty is Nuance’s only obligations and the exclusive remedy of the End User with respect to the Nuance supported Products and Nuance’s only warranty with respect to the Products to the End User. Nuance will have no responsibility whatsoever with respect to the Products if the failure is due to accident, abuse, or misapplication on the part of MedQuist or the End User.
     8.4 MedQuist may offer any warranty that Nuance makes hereunder to any End Users provided that warranty claims by MedQuist’s End Users will be made solely against MedQuist and not Nuance. The warranties contained in this Agreement are solely for the benefit of MedQuist.
9.	Notification of Upgrades and Updates.
     9.1 Nuance will notify MedQuist of any revisions and updates to the Software with respect to the development, maintenance and other Nuance services provided hereunder that affect the operation, performance, or cost of such Software.
     9.2 MedQuist will apply any revisions or updates to the Nuance supported Software as soon as reasonably practicable after receipt of notification from Nuance.
10.	MedQuist’s Representations and Undertakings. MedQuist represents and undertakes with Nuance that:
     10.1 It will use commercially reasonable efforts to promote, market, and sell the Products during the term of this Agreement;
     10.2 It has the resources, facilities, and financial ability to market, distribute and provide first line customer support for the Product and fulfill all of its obligations under this Agreement;
     10.3 It will not incur any liability on behalf of Nuance, pledge or purport to pledge Nuance’s credit, or purport to act as an agent of Nuance or make any contract binding on Nuance;
     10.4 It will permit Nuance or any independent third party Nuance retains to enter MedQuist’s premises at a time MedQuist agrees to for the purpose of reviewing records related to this Agreement (including, without limitation, verifying the number of Software sublicenses granted by or through MedQuist and obtaining information concerning any Product complaints);
     10.5 Third party software, as defined in Schedule E to this Agreement (the “Third Party Software”), that is provided by Nuance to MedQuist and distributed with the Software will not be

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used in conjunction with any other programs or software whatsoever;
     10.6 It will obtain and maintain at its sole risk, cost, and expense, all governmental approvals required for or applicable to its distribution and other activities contemplated by this Agreement, and will be responsible at its sole risk, cost, and expense for complying with all applicable governmental statues, regulations, and ordinances (collectively, the “Laws”) related to such activities; and
     10.7 It will, before the delivery of the Products to an End User, ensure that such End User enters into a software license agreement with MedQuist that will accompany each copy of the Software in substantially the form set forth on Schedule F to this Agreement or such other end user license agreement as determined by MedQuist from time to time (the “End User License Agreement”). MedQuist will, from time to time, provide Nuance with a copy of any such updates to MedQuist’s standard End User License Agreement as such applies to the Nuance supported Products.
11. Nuance’s Obligations. Nuance covenants, warrants, and agrees that it:
     11.1 Has the necessary approvals and licenses to grant to MedQuist the co-ownership, right to use, sublicense, and distribute the Software in accordance with the terms of this Agreement.
     11.2 Has the resources, facilities, and financial ability to develop and provide second line support for the Products and to fulfill all of its obligations under this Agreement.
     11.3 Will provide initial 2 days of training in the use of the Products to technical staff of MedQuist at no additional charge, at the place agreed on by both parties. Nuance and MedQuist will mutually limit the number of personnel participating in training sessions. On MedQuist’s request, Nuance will provide a similar training program for all upgrades to the Software. Each first technical training for a new version will be done free of charge; for any subsequent training, Nuance and MedQuist will agree on a reasonable price.
     11.4 Will at all times during the Term of this Agreement and where applicable, following termination hereof, observe and perform the terms and conditions set out in this Agreement.
12. Exclusion Of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 OF THIS AGREEMENT, NUANCE MAKES NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WHATSOEVER, AS TO THE PRODUCTS AND THE DOCUMENTATION. NUANCE EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, ACCURACY, SATISFACTORY QUALITY, NON-INFRINGEMENT, COURSE OF DEALING, OR COURSE OF PERFORMANCE.
13. Limited Liability. IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR LICENSORS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, MULTIPLIED, ENHANCED, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS

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OF REVENUE, PROFITS, OR GOODWILL, BUSINESS INTERRUPTION, OR LOST IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY, ITS AFFILIATES, ITS SUBSIDIARIES, OR ITS LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS DEEMED TO HAVE FAILED ITS ESSENTIAL PURPOSE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, SO THIS LIMITATION MAY NOT APPLY IN THOSE JURISDICTIONS. IF ANY CLAIM IS MADE AGAINST A PARTY, INCLUDING WITHOUT LIMITATION CLAIMS AS A RESULT OF THE SUBSTANTIAL NONCONFORMANCE OF THE SOFTWARE TO THE DOCUMENTATION OR OTHERWISE, THE PARTY’S TOTAL LIABILITY FOR DAMAGES WILL BE LIMITED, IN THE AGGREGATE, TO ITS ACTUAL DIRECT DAMAGES, AND IN ANY EVENT WILL NOT EXCEED THE TOTAL OF ALL AMOUNTS MEDQUIST IS OBLIGATED TO PAY NUANCE UNDER THIS AGREEMENT. SOME JURISDICTIONS MAY NOT ALLOW LIMITATIONS OF LIABILITY FOR CERTAIN TYPES OF DAMAGE OR CERTAIN CLAIMS, SO SUCH LIMITATION MAY NOT APPLY IN SUCH JURISDICTION.
14. Intellectual Property Indemnification. Nuance will indemnify, defend, and hold harmless MedQuist, and MedQuist’s directors, officers, shareholders, employees, agents, and attorneys, and MedQuist’s affiliates and their directors, officers, shareholders, partners, members, employees, agents, and attorneys, and the End Users, and the successor, and assigns of any or all of them, from all third-party Claims for infringement, misappropriation or violation of copyrights, trademarks, trade secrets, or other proprietary rights associated with any portion of the Product, or any other material delivered under this Agreement; provided that: (i) MedQuist promptly notifies Nuance in writing of the Claim; (ii) Nuance has sole control of the defense and all related settlement negotiations with respect to the Claim; provided however, that MedQuist has the right, but not the obligation, to participate in the defense of any such Claim through counsel of its own choosing (at MedQuist’s sole expense), which right will not detract from Nuance’s sole right to control such defense; and (iii) MedQuist cooperates fully to the extent reasonably necessary, and executes all documents reasonably necessary for the defense of such Claim. “Claim” will mean all loss, losses, liabilities, damage, damages, claims, taxes, and all related costs and expenses; including, without limitation, reasonable attorneys’ fees and costs of investigation, litigation, settlement, judgment, interest, and penalties. If MedQuist provides Nuance with notice of a Claim, MedQuist may withhold any further payments due to Nuance pursuant to this Agreement, and deposit the same in an interest-bearing escrow account with a commercial bank. On the resolution of any claim, the amounts in escrow, including accrued interest thereon, will be distributed to Nuance after deductions of amounts Nuance is required to pay MedQuist under this Section 14. If MedQuist’s or its End Users’ use of any portion of the Product or any other material delivered under this Agreement is enjoined in an action by reason of a Claim of infringement, violation or misappropriation of any third party’s patents, copyrights, trademarks, trade secrets or other proprietary rights, or Nuance reasonably believes that it will be so enjoined, then Nuance will, at its sole option and expense, in addition to its other obligations in this Section 14: (i) procure for MedQuist and its End Users the right to continue using the Product or any portion thereof; (ii) replace the same with software of equivalent functions and efficiency that is not subject to an action described in this section; or (iii) modify the applicable Software so that there is no longer any infringement or breach,

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provided that such modification does not adversely affect the functional capabilities of the Product as set out in this Agreement. If neither (i), (ii), or (iii) may be accomplished despite Nuance’s reasonably diligent efforts, MedQuist may terminate this Agreement with regard to the portion of the Product that is alleged to infringe, violate, or misappropriate a third party’s rights, and MedQuist shall, during the Term of this Agreement, be entitled to a pro-rata refund of the total of all amounts MedQuist has paid and is obligated to pay Nuance under clauses 4.1 and 4.4 of this Agreement after the Amended and Restated Agreement Effective Date, with respect to such portion. Nuance will have no liability respecting any claim of infringement or breach as aforesaid to the extent such claim is based on the combination, operation, or use of the Software with other equipment, software, apparatus, devices, or things not supplied by Nuance or in a manner not substantially consistent with Nuance’s specifications and instructions.
Notwithstanding anything to the contrary provided in this Agreement, Nuance shall not be liable for and the obligations of Nuance in this Section will not apply to the extent of the use of the Product other than in accordance with its specifications or normal intended use; or any Claim based on or related to any modification or adaptation of the Product by any person other than Nuance unless made on Nuance’s behalf.
In no event shall Nuance’s liability under this Section 14 exceed, in the aggregate, the total of all amounts MedQuist has paid and is obligated to pay Nuance under this Agreement.
This Section 14 states the entire liability of Nuance for any type of infringement or breach whatsoever of Intellectual Property Rights of third parties related to the manufacture, sale, operation, or use of the Product.
15. Product Co-Ownership. As of the execution and delivery of the Amended and Restated OEM Supply Agreement, the Second Amended and Restated Agreement Effective Date or the Third Amended and Restated Agreement Effective Date, Nuance and MedQuist jointly own all right title and interest in and to the Products (including object and Source Code for the SpeechQ for Radiology application and the SpeechQ for Radiology Integration SDK) and the Intellectual Property Rights therein and all derivatives, modifications, enhancements, corrections, additions, and extensions to the Products (and Source Code) provided by Nuance hereunder (including but not limited to the beta version of version 1.2 “Lite” Software and the commercial version of SpeechQ for Radiology version 1.2 “Lite”), without any right or duty of accounting to or consulting with the other party (excluding the obligations of Section 4.2 during the Term) and in relation to which each party shall, and does hereby, assign and convey to the other all rights, titles and interests necessary to give full effect to such joint ownership. Each party shall, and does hereby, assign and convey to the other all rights, titles and interests necessary to give full effect to such joint ownership of the Products (including Source Code); Nuance covenants and agrees that Nuance has all of the right, title and interest to the Products necessary to effectuate the foregoing and no further transfer or assignments from any other Nuance Affiliate or any third party are necessary to effectuate the foregoing. Upon the request of MedQuist, Nuance shall take such further actions, at MedQuist’s expense, as may be reasonably appropriate or necessary to confirm such rights. Nuance represents, warrants and covenants that: (i) it has and will have the full and sufficient right to assign and grant the rights granted to MedQuist pursuant to this Agreement free and clear of any liens, claims or encumbrances and (ii) to Nuance’s knowledge, none of the Products at the Amended and Restated Agreement Effective Date or at the Second Amended and Restated Agreement Effective Date infringes any Intellectual Property Rights of any third party, nor has any claim of such infringement been threatened or asserted. The sole

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remedy for MedQuist for any breach of the warranty in subsection (ii) of the preceding sentence is set forth in Section 14 of this Agreement. Nuance agrees that, on and after the Amended and Restated Agreement Effective Date, MedQuist may make further derivatives, modifications, enhancements, corrections, additions, and extensions to the Products (“MedQuist Modifications”) and that MedQuist will be the sole and exclusive owner of the MedQuist Modifications without a duty to disclose or provide such to Nuance, and Nuance agrees to do nothing inconsistent with such ownership by MedQuist and nothing herein grants any license to such MedQuist Modifications to Nuance. MedQuist agrees that Nuance may make further derivatives, modifications, enhancements, corrections, additions, and extensions to the Products separate and apart from the development, maintenance and other Nuance services provided hereunder (“Nuance Modifications”) and that Nuance will be the sole and exclusive owner of the Nuance Modifications without a duty to disclose or provide such to MedQuist, and MedQuist agrees to do nothing inconsistent with such ownership by Nuance and nothing herein grants any license to such Nuance Modifications to MedQuist; provided that the foregoing shall not relieve Nuance of any of its development, maintenance and other Nuance service obligations hereunder. The provisions of this Section shall survive the termination or expiration of this Agreement. On or after the Third Amended and Restated Agreement Effective Date, MedQuist may make MedQuist Modifications to market the Products to medical specialties, other than radiology, subject to its rights under Section 15 and Section 17.5.
16. Legal Compliance.
     16.1 Neither party may download or otherwise export or re-export the Software or any underlying information or technology except in full compliance with all United States and other applicable laws and regulations. In particular, but without limitation, none of the Software or underlying information or technology may be downloaded or otherwise exported or re-exported: (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria, or Sudan (as such list is updated by the US Government from time to time); or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Deny Orders.
     16.2 In accordance with the Federal Center for Devices and Radiological Health regulations, in order to permit tracing in the event of recall, each party will retain distribution records for the Products for a period of five (5) years from the date of termination or expiration of this Agreement.
     16.3 Each party is aware of and will advise its End Users to comply with Section 1 12B(b) of the Social Security Act (42 U.S.C. 1320a-7b) (the “Act”) when seeking reimbursement from any governmental entity for products supplied under this Agreement. Specifically, each party acknowledges that the Act may require proper disclosure of any discounts, rebates, credits, reimbursements, and other programs Nuance or MedQuist provide in connection with delivery of the Products.
     16.4 Neither party will ship, transfer, or export any of the Products, or any derivative thereof, directly or indirectly, into any country except as permitted by the U.S. Export Administration Act and the regulations thereunder, or use any of the Products for any purpose prohibited by the U.S. Export Administration Act.

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17. Intellectual Property Rights.
     17.1 With respect to the co-owned Products, in the event that either MedQuist or Nuance, or both, wish to pursue a patent in any Product technology or any component thereof provided hereunder, they shall cooperate with each other in preparing and submitting one or more patent applications. Where the Parties agree to, and do, share equally in the cost of prosecuting these patent applications in any Product technology or any component thereof provided hereunder, the Parties shall jointly own any resulting patent without any right or duty of accounting to or consulting with the other party. Where the Parties agree that one of them shall pay more than half of the cost of prosecuting the patent application, and it does so, that Party shall own the patent and shall grant to the other party, absent any other written agreement between the Parties, a non exclusive, perpetual, transferable, worldwide, irrevocable, royalty-free, fully paid-up license to use, copy, modify and prepare derivative works of the patent (including, without limitation, the right to make, have made, use, import, offer for sale and sell or otherwise provide or dispose of products and services using or incorporating the same) or to practice any process in connection therewith, with the right to sublicense the same.
     17.2 The Parties shall cooperate with each other and execute such other documents as may be necessary and appropriate to achieve the objectives of this Section and Section 15. Each of the joint owners of the Products shall have the right to assign its rights and interest in any jointly owned Product (including the Intellectual Property Rights therein) to an Affiliate or to an acquirer of (or a part of) the joint owner’s business, as part of a bona fide and solvent divestiture carried out at arm’s length basis, to which the jointly owned Product is relevant. For purposes of this Agreement, the terms joint ownership and co-ownership are used interchangeably to mean joint ownership by Nuance and MedQuist.
     17.3 In no event shall either Party be precluded from independently developing for itself, or for others, anything, whether in tangible or non-tangible form, which is competitive with, or similar to, the co-owned Products. In addition, both Parties shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are acquired or used in the course of providing or receiving the co-owned Products hereunder.
     17.4 Nuance grants MedQuist a limited, nonexclusive right to use Nuance’s trademarks and trade names (the “Marks”) in connection with the advertising, marketing and sale of the Products. To the extent necessary in connection with the foregoing, Nuance shall cause its applicable Affiliates to grant similar rights to MedQuist as set forth in this Section with respect to any Marks used by Nuance but held in the name of any such Affiliates. MedQuist will not use Nuance’s trade names or abbreviations (with the exception of a logo or mark or graphic design Nuance provides which indicates MedQuist is an authorized value-added reseller of Nuance) in MedQuist’s corporate title or name, or in any manner that may result in confusion as to separate and distinct identities of Nuance and MedQuist. MedQuist agrees that it has no right, title, or interest in or to the Marks except the limited right of use set forth in this Agreement. MedQuist will not use any Mark in any way except as Nuance may authorize. MedQuist will submit to Nuance representative samples of all labels, advertising, promotional and marketing materials, and other items that use or bear any Mark for Nuance’s approval prior to publication or distribution. MedQuist will use the Marks only in the forms Nuance designate, will not alter or modify any Mark, and will include an appropriate trademark notice ® or TM with each use of any Mark. On expiration or termination of this Agreement, the license granted

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under this Section 17.4 will automatically terminate and MedQuist will immediately cease and desist all use of the Marks licensed under this Agreement.
     17.5 MedQuist intends to market the Products described in this Agreement under the trademark “SpeechQTM” and certain trademarks, trade names, service marks, logotypes, and other commercial symbols related thereto (collectively, the “SpeechQ Marks”). Nuance further acknowledges and agree that: (i) there is substantial and valuable goodwill in the SpeechQ Marks; (ii) as between Nuance and any of its Affiliates on the one hand, and MedQuist and any of its Affiliates on the other, MedQuist owns all rights to the SpeechQ Marks and all goodwill related to them; (iii) neither Nuance nor any of its Affiliates will contest MedQuist’s ownership of the SpeechQ Marks, or the validity of the SpeechQ Marks, at any time during or after the Term of this Agreement; and (iv) neither Nuance nor any of its Affiliates will misappropriate the SpeechQ Marks, infringe on MedQuist’s rights in the SpeechQ Marks, or use the SpeechQ Marks without MedQuist’s prior written consent, at any time during or after the Term of this Agreement.
     17.6 Any advertising, publicity, release or other disclosure of information concerning this Agreement should be released only after receiving a prior written approval by both parties except as required by law.
     17.7 Neither Party, unless approved by both Parties in writing, is allowed to link, combine or otherwise use the co-owned Products with any open source software, if such linkage, combination or use would create a risk, or have the “viral” effect, of requiring the disclosure or licensure of the co-owned Products as open source under the GNU General Public License or under the terms of any other comparable viral open source license. In the event an action is performed resulting in the co-owned Products being licensed under the GNU General Public License or under the terms of any other comparable viral open source license without approval by both Parties, the Party causing this action shall indemnify the other Party against and hold the other Party harmless from any and all damages and/or costs arising from or in connection with any breach of the provisions of this Section 17.7 and shall reimburse any and all costs and expenses incurred by the other Party in defending any claim, demand, suit or proceeding arising from or in connection with such breach. The indemnification in this Section is not subject to the limitations set forth in Sections 13 or 14 of this Agreement.
18. Confidential Information. Each party to this Agreement has imparted and may from time to time impart to the other certain confidential information related to the performance of this Agreement, and the Products or the marketing or support thereof (including specifications therefor), and each party may otherwise obtain confidential information concerning the business and affairs of the other pursuant to this Agreement. Each party hereby agrees that it will use such confidential information solely for the purposes of this Agreement and that it will not disclose, whether directly or indirectly, to any third party such information other than as required to carry out the purposes of this Agreement. In the event of and prior to such disclosure, the disclosing party will obtain from such third parties duly binding agreements to maintain in confidence the information to be disclosed to the same extent at least as such party is so bound hereunder. The foregoing provision will not prevent the disclosure or use by a party of any information which is or hereafter, through no fault of such party, becomes public knowledge or to the extent permitted by law, provided that each party has a reasonable opportunity to prevent or limit such disclosure.

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MedQuist will return to Nuance all confidential information received pursuant to this Agreement or otherwise in its possession or control on termination of this Agreement, or forthwith on the request of Nuance.
19. Remedies on Breach. Each party acknowledges that the unauthorized use or disclosure of any confidential information will cause irreparable harm to the other for which damages will be an inadequate remedy, and the each party hereby agrees that, in additional to all other remedies available to it at law and in equity, it will have the right to obtain injunctive relief.
20. Termination.
     20.1 Either party may terminate this Agreement on written notice to the other if any of the following events occur:
          20.1.1 If any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against the other party or its property, and the same is not dismissed within ninety (90) days; or
          20.1.2 If the other party makes any assignment for the benefit of its creditors, becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern, or seeks any arrangement or compromise with its creditors under any statute or otherwise.
     20.2 Nuance may terminate this Agreement on written notice to MedQuist if any of the following events occur:
          20.2.1 In the event that a material breach by MedQuist remains uncured for more than thirty (30) days following Nuance’s delivery of written notice to MedQuist specifying the nature of the breach; or
     20.3 MedQuist may terminate this Agreement on written notice to Nuance in the event that a material breach by Nuance remains uncured for more than thirty (30) days following MedQuist’s delivery of written notice to Nuance specifying the nature of the breach.
21. Obligations On Termination. On the expiration or termination of this Agreement:
     21.1 Nuance will be under no obligation to refund to MedQuist any Prices paid pursuant to this Agreement so long as Nuance has fulfilled all of its obligations under this Agreement related to such Prices; including, without limitation, delivery of the applicable Product and fulfilling the warranty obligations for such Products as specified hereunder;
     21.2 Subject to Section 4.3.5., Nuance will continue to perform its support obligations to MedQuist for the duration of all SMAs between MedQuist and the End Users entered into before such expiration or termination (but, in accordance with Section 4.3.5, in no event beyond ******* unless otherwise separately agreed by Nuance and MedQuist), where support fees have been paid to Nuance;
     21.3 Any End User licenses granted before the expiration or termination of this Agreement will continue to survive after the effective date of termination provided that MedQuist

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has paid all amounts owing hereunder (and pursuant to MedQuist’s co-ownership rights hereunder, MedQuist may grant additional End User licenses to the Products after such expiration or termination, subject to the Territory restrictions in Section 2, and provided such End User licenses to the Products do not impose any maintenance, support or service obligations or any other obligations on Nuance); and
     21.4 The following provisions shall survive termination or expiration of this Agreement: 1, 2.2 (including the Territorial restrictions therein), 2.3, 6.3, 11.4, 12, 13, 14, 15, 17, 18, 19, 20, 21 and 22.
22. Miscellaneous.
     22.1 Force Majeure. The term “Force Majeure” will be defined as an act of God; severe weather conditions; strikes; war, terror or other violence; law or proclamation, demand, or requirement of any governmental agency; or any other similar act or condition whatsoever, beyond the reasonable control of the parties to this Agreement. If the performance of this Agreement by either party or any obligation under this Agreement is prevented, restricted, or interfered with by reason of a Force Majeure event, the party whose performance is so affected, on giving prompt notice to the other party, will be excused from such performance to the extent of such Force Majeure event; provided, however, that the party so affected will take all reasonable steps to avoid or remove such causes of nonperformance and will continue performance under this Agreement with dispatch whenever such causes are removed.
     22.2 Relationship of MedQuist to Nuance. Neither party is an agent, employee, fiduciary, partner, or representative of the other, and has no authority or power to bind or contract in the name of or to create any liability against the other in any way or for any purpose. It is understood that MedQuist is an independent contractor with rights confirmed by this Agreement to market, distribute, and support the Product on its own accord and responsibility in the Territory.
     22.3 Waiver. Failure or neglect by either party to enforce at any time any of the provisions of this Agreement will not be construed nor will be deemed to be a waiver of either party’s rights under this Agreement nor in any way affect the validity of the whole or any part of this Agreement nor prejudice either party’s rights to take subsequent action.
     22.4 Agreement. This Agreement, including the Schedules attached to this Agreement, states the completed agreement between the parties concerning this subject and supersedes earlier oral and written communications between the parties concerning this subject. No addition, amendment to, or modification of this Agreement will be effective unless it is in writing and signed by both parties. This Agreement takes precedence over and supersedes any previous agreements between the parties regarding the subject matter hereof, even if such agreements are still in effect as of the date of the Third Amended and Restated Agreement.
     22.5 Assignment. This Agreement is personal to the Parties, and therefore, it may not be assigned by either Party whether voluntarily or involuntarily or by operation of law, in whole or in part, to any party without the prior written consent of the other Party, which consent will not be unreasonably withheld. No such assignment by either Party, howsoever occurring, will relieve the Parties of their obligations under this Agreement. Notwithstanding the foregoing, either Party may assign this Agreement without consent: (a) if this Party undergoes a change of control, whether by means of a sale or issuance of shares or otherwise; (b) to any of its Affiliates or (c) to

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any purchaser of substantially all of the assets or the business of this respective Party.
     22.6 Notices. Any notice required or permitted under the terms of this Agreement or required by Law will, unless otherwise provided, be in writing and will he delivered in person, sent by registered mail or air mail as appropriate, properly posted and fully prepaid, in an envelope properly addressed; or sent by next-day delivery via a courier that has the ability to track deliveries and confirm receipts to the respective parties, as follows:

To Nuance:	Nuance Communications, Inc.
Attn: Legal Department
1 Wayside Rd
Burlington, MA 01803

To MedQuist:	MedQuist Inc.
1000 Bishops Gate Blvd. #300
Mount Laurel, NJ 08054
Attn: Chief Legal Officer
     with a simultaneous copy, which will not constitute notice, to:

David Gould, Esq.
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
Fax: 412-562-1041
or to such other address as may from time to time be designated by written notice hereunder. Any such notice will be in the English language and will be considered to have been given at the time when actually delivered if delivered by hand, on the next business day following sending by courier or in any other event within seven (7) days after it was mailed in the manner provided in this Section 22.6.
     22.7 Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     22.8 Severability. In the event that any or any part of the terms, conditions, or provisions contained in this Agreement arc determined by any competent authority to be invalid, unlawful, or unenforceable to any extent, such term, condition, or provision will to that extent be severed from the remaining terms, conditions, and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.
     22.9 Governing Law. The parties hereby agree that this Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York and the laws of the United States applicable in the State of New York, The parties agree that the U.N. Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

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     22.10 No Damages for Termination or Expiration. NUANCE WILL NOT BE LIABLE TO MEDQUIST FOR DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES, SOLELY ON ACCOUNT OF NUANCE’S TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. MEDQUIST WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION (OTHER THAN IN THE CASE OF A TERMINATION OF THIS AGREEMENT BY MEDQUIST FOR CAUSE UNDER SECTION 20.3 OF THIS AGREEMENT) OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS UNDER THE LAW OF ANY TERRITORY, STATE, OR OTHERWISE. Nuance will not be liable to MedQuist on account of termination (other than in the case of termination of this Agreement by MedQuist for cause under Section 20.3 of this Agreement) or expiration of this Agreement in accordance with its terms for reimbursement or damages for the loss of goodwill, prospective profits, or anticipated income, or on account of any expenditures, investments, or commitments made by MedQuist, or for any other reason whatsoever, based on or growing out of such expectation or termination.
     22.11 Authority. Each of the parties hereby represents that it has full power and authority to enter into and perform its respective obligations under this Agreement, and does not know of any contracts, agreements, promises, or undertaking, that would prevent the full performance and compliance with this Agreement.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amended and Restated Agreement as of the Third Amended and Restated Agreement Effective Date.

MEDQUIST INC.		NUANCE COMMUNICATIONS, INC.

By:	/s/ Peter Masanotti	By:	/s/ John Shagoury
	Name: Peter Masanotti		Name: John Shagoury
	Title: President & CEO		Title: President, Healthcare

	Date: November 10, 2009		Date: November 10, 2009

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SCHEDULE A
TERRITORY
Description of Territory:
MedQuist’s exclusive Territory shall be all that area within North America.
“North America” shall specifically include, without limitation: (i) the United States of America; (ii) the Dominion of Canada; (iii) those islands in the Caribbean Basin beginning with Bermuda to the north and extending to Grenada and Barbados in the south, as the borders of such countries are configured as of the Effective Date of this Agreement.
The United States of America shall expressly include: (i) the following dependent areas of the United States of America: American Samoa, Baker Island, Guam, Howland Island, Jarvis Island, Johnston Atoll, Kingman Reef, the Midway Islands, Navassa Island, the Northern Mariana Islands, Palmyra Atoll, Puerto Rico, the U.S. Virgin Islands, and Wake Island; (ii) those areas leased by the United States from separate sovereign nations, including without limitation Guantanamo Bay, Cuba;
The Dominion of Canada shall expressly include Hans Island, in the Kennedy Channel between Ellesmere Island and Greenland, which area is subject to a border dispute between the Dominion of Canada and the Kingdom of Denmark.
MedQuist’s non-exclusive Territory shall be all that area of Australia and the United Kingdom.
“Australia” shall specifically include, without limitation (i) the Australian continent; (ii) the major island of Tasmania; (iii) the Australian controlled islands in the Southern, Indian and Pacific Oceans; and (iv) New Zealand (including the North Island and the South Island and the other islands controlled by New Zealand, most notably Stewart Island/Rakiura and the Chatham Islands).
“United Kingdom” shall specifically include, without limitation: (i) the United Kingdom of Great Britain and Northern Ireland (including England, Northern Ireland, Scotland and Wales); (ii) The Crown Dependencies of the Channel Islands and the Isle of Man; and (iii) the British Overseas Territories.

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SCHEDULE B
PRODUCTS
Description of Products:
     The Products that are the subject of this Agreement are:
1.	“SpeechQ for Radiology”, together with its components; front-end Integration SDK, and SpeechLink.

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SCHEDULE C
PRICES
Prices may be adjusted from time to time based upon the mutual agreement of the need for such a change by both MedQuist and Nuance.
The Prices consist of a revenue share part for the Product (“Revenue Share Fee”) for the items listed below, jointly referred to as “Prices” in this Agreement.
Table 1 Prices

Revenue Share Fee items	Revenue Shares Fee payable to Nuance
Per Link	*******

Report Station per Concurrent Transcription User Fee*	*******

Report Station per Concurrent Dictation User Fee*	*******

Test Server Package	*******

*	For every transcription user or workstation, a Report Station needs to be purchased.
A concurrent user is a user that is logged into the Software: For e.g: If the number of concurrent users is limited to 10, then the 11th users that wants to log into the system has to wait until one user logs off. The number of concurrent users must be tracked by the Software.
For end-customers who have no SMA contracts, Nuance and MedQuist will agree on a case by case basis on a recommended end-user upgrade price for patches and point releases, and Nuance will get ******* of that price.
Development/Consulting/Training Services: ******* . Beginning January 1, 2011, Nuance reserves the right to update these fees to Nuance’s then current published rates for these services.

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SCHEDULE E
THIRD PARTY SOFTWARE
*******

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SCHEDULE F
END USER LICENSE AGREEMENT
END USER LICENSE AGREEMENT for MEDQUIST ‘Branded’ SOFTWARE
THIS END USER LICENSE AGREEMENT (“EULA”) is between MEDQUIST TRASCRIPTIONS, LTD. (“MedQuist”), having a business address of 1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ 08054, and CUSTOMER.
1.	DEFINITIONS.
a)	“Software” shall mean separate MedQuist ‘branded’ computer programs, (whether or not included within or separately from any data processing unit), provided now or later by MedQuist, its parent, subsidiaries, or affiliates and not otherwise so provided under a separate license agreement, which can be read and used directly by a machine or device, and shall include without limitation, data, instructions, and media. “Non-branded Software” shall mean Software bearing a trademark other than MedQuist’s.

b)	“Documentation” shall mean the separate MedQuist ‘branded’ operator, user, or installation instruction sets, provided now or later, and in whatever form, by MedQuist, its parent, subsidiaries, or affiliates and not otherwise provided under a separate license agreement. “Non-branded Documentation” shall mean Documentation bearing a trademark other than MedQuist’s.

c)	“Authorized Users” are those employees and contractors of Customer who are permitted access to the Products subject to the terms and restrictions contained in this Agreement.
2.	LICENSE OF RIGHTS.
a)	Customer is granted a non-exclusive, non-assignable, non-transferable, permanent, revocable license of rights to use and display each of the Software and Documentation, whether separately or combined, with others of the Software or Documentation, only in data processors which are in Customer’s exclusive possession and designated by Customer for such use in its internal business, with such Software or Documentation, or such combined Software or Documentation.

b)	Customer is granted a non-exclusive, non-assignable, non-transferable, permanent, revocable license of rights to use the Documentation only in direct connection with such Software or Documentation use and display, internally in its own business.

c)	The Software is licensed for use by Customer under one of the following methods: (i) Workstation Based License which authorizes the Customer to use the Software only on the identified workstation provided that the Software may be used on a replacement workstation upon written notice to MedQuist; (ii) Concurrent Use License which limits Customer’s use of the Software to a specific number of concurrent users; or (iii) Named User License which limits Customer’s use of the Software to a specific number of identified users provided that Customer may replace existing named users with different named users upon notice and consent of MedQuist.
3.	OWNERSHIP.
a)	Customer acknowledges that the Software and Documentation, including without limitation all ideas, procedures, processes, systems, methods of operation, concepts, principles, discoveries, and inventions, are the exclusive property of MedQuist or its licensors and acknowledges their exclusive rights to the application, manufacture, development, use, display, reproduction, modification, and the transfer of the Software and Documentation and to all worldwide patent and copyright rights to and in the Software or Documentation. Customer shall not prepare a derivative work or a compilation from such Software or Documentation, or modify, combine, or copy the Software or Documentation in any manner, including without limitation decompiling or disassembling the Software or Documentation to any third party, in whole or part, in any form or in any manner, unless expressly permitted in writing by MedQuist. The sole exception allowed is the copying of the Software or Documentation when loading the Software or Documentation within the internal memory of Customer’s data processor, and when an essential step in the utilization of the Software or Documentation in conjunction with such data processor. No other manner of copying is permitted. Customer shall reproduce and include all copyright notices provided with the Software or Documentation on all copies, compilations, or derivative works of the Software or Documentation produced by the Customer, as may be authorized under this Paragraph 3.

b)	Customer acknowledges the proprietary rights in the trademarks shown on the Software and Documentation delivered to the Customer, and Customer shall deal with and treat such trademarks according to applicable trademark law.

c)	Customer shall limit access to the Software or Documentation to Authorized Users. Customer shall advise such Authorized Users of the terms of this EULA and shall take all necessary steps to ensure compliance with the EULA terms, by such Authorized Users. Customer is not authorized to share the license set forth hereunder with any third party entities without the express written permission of MedQuist. Customer shall

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be fully liable to the extent that the terms of this Agreement are breached by any Authorized Users, employees or third party service providers.
d)	Customer agrees to keep the Software and Documentation at the location(s) of its designated data processors, as set forth in Paragraph 2 above. Customer agrees to return the Software or Documentation delivered by MedQuist under this EULA immediately upon Customer relinquishing possession of any of said data processors, except to the extent that the Software or Documentation has been transferred to replacement data processors possessed by Customer or to third parties in accordance with Paragraph 5 below.
4.	INDEMNITY. Customer shall defend, indemnify, and hold MedQuist harmless from any and all claims, actions, losses, damages, (including reasonable legal fees), obligations, liabilities, and liens (including, without limitation, any of the foregoing arising out of or imposed in connection with latent or other defects, or under the doctrine of “strict liability”), arising out of the purchase, lease, possession, operation, condition, return, or use of the Software or Documentation, or by operation of law, excluding, however, any of the foregoing resulting solely and directly from the acts of MedQuist.

5.	ASSIGNMENT. This EULA is not assignable by Customer unless permitted in writing by MedQuist and any attempt at assignment without such permission shall be void. This EULA is assignable in whole or part by MedQuist without consent of Customer. Customer agrees to execute all documents and consents requested by MedQuist to complete any assignment by MedQuist.

6.	WARRANTY.
a)	MedQuist warrants that it has and conveys good title to the Software. MedQuist warrants that the Software will perform to the specifications identified within the user Documentation current at the time of Software sale for ninety (90) days from the date of shipment. Documentation and media containing Software or Documentation are provided “AS IS” without warranty of any kind, either expressed or implied. MedQuist does not warrant that the functions contained in the Software or Documentation will meet Customer’s requirements or that the operation of the Software or Documentation will be uninterrupted or error free. Should the Documentation prove defective, Customer alone assumes the entire cost of all necessary correction.

b)	MedQuist’s warranty of Software shall be void and of no effect if: (a) the Software is not properly stored, installed, or maintained in accordance with MedQuist’s recommendations or standard industry practice; (b) the Software is not operated under normal conditions and in accordance with MedQuist’s recommendations or standard industry practice; (c) the defect has arisen from damages occurring to the Software subsequent to MedQuist’s delivery or is related to the use of unauthorized hardware or software; or (d) failure of the Software due to (i) inadequate electrical power, air-conditioning, or humidity-control, (ii) accident or disaster, including without limitation, fire, flood, water, wind, and lightning, (iii) neglect, including without limitation, power transients, abuse or misuse, and failure of the Customer to follow MedQuist’s published operating instructions, (iv) unauthorized modification or repair of Software by persons other than authorized representatives of MedQuist, or (v) use of the Software for purposes other than those for which designed.

c)	MedQuist’s warranty of Software does not include (a) performing services connected with relocation of Software or adding or removing interfaces, accessories, attachments or other devices, (b) repair of damage due to other than normal wear, (c) electrical work external to the Software, (d) any maintenance of interfaces, accessories, attachments, or other devices not furnished by MedQuist, or (e) any issues resulting from an unsupported service.

d)	THE WARRANTY MADE BY MEDQUIST HEREIN, IS EXCLUSIVE AND IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING OUT OF ANY COURSE OF DEALING, CUSTOM, OR USAGE OF TRADE. IN NO EVENT, SHALL MEDQUIST BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGE.S OR ECONOMIC LOSS UNDER ANY LEGAL THEORY ASSERTED, EVEN IF MEDQUIST HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

e)	ALL NON-BRANDED SOFTWARE AND NON-BRANDED DOCUMENTATION ARE PROVIDED HEREUNDER ON AN “AS IS” BASIS. NON-MEDQUIST MANUFACTURERS OR SUPPLIERS MAY PROVIDE WARRANTIES FOR THEIR SOFTWARE OR DOCUMENTATION AND ALL WARRANTY QUESTIONS OR PROBLEMS WITH RESPECT TO SUCH SOFTWARE OR DOCUMENTATION SHOULD BE ADDRESSED DIRECTLY TO SUCH NON-MEDQUIST MANUFACTURER OR

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SUPPLIER. CUSTOMER EXPRESSLY ASSUMES ALL LIABILITY FOR ALL AND ANY LOSSES, DAMAGES, AND COSTS (INCLUDING COURT COSTS AND LEGAL FEES) IN CONNECTION WITH, OR RELATED TO, SUCH NON-BRANDED SOFTWARE OR NON-BRANDED DOCUMENTATION. THE ENTIRE RISK AS TO THE QUALITY OR PERFORMANCE OF SUCH NON-BRANDED SOFTWARE OR NON-BRANDED DOCUMENTATION IS WITH CUSTOMER.
7.	LIMITATION OF REMEDY.
a)	If any Software is found to be defective within the warranty period, MedQuist’s only obligation, and Customer’s exclusive and sole remedy, as MedQuist may choose in MedQuist’s sole best judgment, shall be either (a) the repair or replacement of such defective Software by MedQuist, or (b) the return of such defective Software to MedQuist and a refund to Customer of its license fee. Customer acknowledges and agrees that MedQuist’s right to refund Customer’s license fee shall not be diminished or restricted in any way or for any reason. The provision of such remedy shall be conditioned upon notification, and substantiation as may be required by MedQuist, that such Software has been stored, installed, maintained, and operated in accordance with MedQuist’s recommendations or standard industry practice. Unless otherwise directed by MedQuist, all such defective Software shall be returned to MedQuist’s warehouse, or to such other location as MedQuist shall select, all at MedQuist’s expense.

b)	Except for MedQuist’s obligations set out in Section 14 (a) above, MedQuist shall have no obligation, liability, or responsibility to Customer or any other party with respect to any claim or cause of action arising in connection with, or related to, this EULA, whether legal or equitable, including, without limitation, any claim or cause of action in contract or in tort (whether in negligence or in strict liability)..Customer acknowledges and agrees MedQuist’s total obligation and liability for any such claim or cause of action shall be limited to an amount in the aggregate which shall not exceed the total price paid by Customer for the specific Software or Documentation which are the subject matter of and directly related to such claim or cause of action. Customer expressly assumes all liability for all and any losses, damages, and costs (including court costs and legal fees) in excess of such amount. No claim or causes of action, regardless of form, may be brought more than one (1) year after such claim or cause of action arises.

c)	The purpose of the above stated remedy is to correct any defects or to refund the license fee paid. Customer acknowledges and agrees that such exclusive remedy is an essential term in the bargain represented by this EULA and that such remedy shall, in view of the consideration paid to MedQuist, operate as a full satisfaction to Customer for any and all claims related thereto. In further view of the foregoing, Customer acknowledges and agrees that in the event a court of competent jurisdiction or an arbitration panel rules this exclusive remedy does not give the Customer the benefit of its bargain or that such exclusive remedy fails for any reason, then any such ruling with regard to such exclusive remedy or any such failure of such exclusive remedy, shall not effect or modify in any way, any limitation or exclusion of warranties, and all such limitations and exclusions shall continue in full force and effect.
8.	GOVERNING LAW. This Agreement shall be governed by the laws of the state listed in Customer’s address on the Final Terms of Sale referenced by the Product Sales Agreement within which this EULA is incorporated. Any term or condition prohibited by law shall, to the extent prohibited, be ineffective without affecting the other terms and conditions.

9.	MERGER. All parties acknowledge and agree that in entering into this transaction, they have not relied upon any representations regarding this EULA, other than those explicitly set forth herein. Further, the parties expressly admit that any term or condition which is, or may be asserted, as material by any party and which is not expressly stated in this EULA, shall not be part of this EULA and shall not be binding on any parties hereto. Each party waives all defenses, with regard to any such asserted material, term, or conditions not expressly stated within this EULA.

10.	FORCE MAJEURE. If either party to this EULA is temporarily unable to perform its obligations because of causes reasonably beyond its control, then no liability to the other party or right to terminate shall exist for failure of that party to perform during such period.

11.	WAIVER. MedQuist’s failure to insist on strict performance of this EULA or to enforce a default upon the occurrence of any single, repeated, or continuing violation of any particular term or condition hereof, shall not be considered a waiver of MedQuist’s right to insist on strict performance of this EULA or to enforce a default with respect to the violation of any other term or condition or, at any later time or upon any subsequent occurrence, with respect to that particular term or condition.

12.	MODIFICATION. No waiver, change, or amendment of any term or condition of this EULA is effective against MedQuist unless made in writing and signed by an authorized official of MedQuist.

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